                                                Filed pursuant to Rule 424(b)(3)
                                                File Number 333-51548

PROSPECTUS SUPPLEMENT NO. 2
---------------------------


                                $4,657,500,000

                            TYCO INTERNATIONAL LTD.

                    LIQUID YIELD OPTION (TM) NOTES DUE 2020
                            (ZERO COUPON -- SENIOR)
                                      AND
                          COMMON SHARES ISSUABLE UPON
                    CONVERSION AND/OR PURCHASE OF THE LYONS

     This prospectus supplement supplements the prospectus dated December 18, 2000 of Tyco International Ltd., as supplemented December 21, 2000, relating to the sale by certain of our securityholders (including their pledgees, donees, assignees, transferees, successors and others who later hold any of our securityholders' interests) of up to $4,657,500,000 aggregate principal amount at maturity of LYONs and the common shares issuable upon conversion, and/or purchase by us, of the LYONs. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus. Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the prospectus.

     The table of Selling Securityholders contained in the prospectus is hereby amended to add the entities who are named below as selling securityholders.

                                                          Aggregate
                                                        Principal Amount                       Number of     Percentage of
                                                          at Maturity      Percentage of     Common Shares      Common
                                                       of LYONs That May       LYONS          That May be       Shares
Name                                                       be Sold          Outstanding        Sold (1)      Outstanding(2)
----                                                       -------          -----------        -------      --------------
Aftra Health Care..................................      $  1,000,000            *             10,301              *
Allstate Insurance Company.........................        10,000,000            *             103,014             *
Allstate Life Insurance Company....................        21,225,000            *             218,647             *
Bear Stearns & Co..................................         5,000,000            *              51,507             *
Black Diamond Offshore, Ltd........................           938,000            *               9,662             *
Brown & Williamson Tobacco Master Retirement Trust.           250,000            *               2,575             *
Chrysler Corporation Master Retirement Trust.......        12,930,000            *             133,197             *
Deeprock & Co......................................         3,000,000            *              30,904             *
Delta Air Lines Master Trust (c/o Oaktree Capital
Management, LLC)..................................          4,445,000            *              45,789             *

Double Black Diamond Offshore, LDC.......................      3,862,000            *            39,784              *
First Union National Bank................................    169,000,000           3.6%       1,740,936              *
Forest Alternative Strategies Fund A5M...................      1,200,000            *            12,361              *
Forest Fulcrum Fund LP...................................     13,019,000            *           134,113              *
Forest Global Convertible Fund A-5.......................     70,781,000           1.5          729,143              *
General Motors Welfare Benefit Trust (L-T Veba)..........      2,500,000            *            25,753              *
Granville Capital Corporation............................    108,900,000           2.3        1,121,822              *
Hamilton Partners, Limited...............................     81,000,000           1.7          834,413              *

Highbridge International LLC.............................     84,500,000           1.8          870,468              *
J.P. Morgan Securities, Inc..............................     11,700,000            *           120,526              *
KBC Financial Products USA Inc...........................      3,500,000            *            36,054              *
Lehman Brothers, Inc.....................................    120,000,000           2.6        1,236,168              *
Lexington (IMA) Ltd......................................      4,000,000            *            41,205              *
Lydian Overseas Partners Master Fund.....................     80,000,000           1.7          824,112              *
Lyxor Master Fund, c/o Forest Investment Management
L.L.C....................................................     24,000,000            *           247,233              *
Mainstay Convertible Fund................................     12,000,000            *           123,616              *
Mainstay Strategic Value Fund............................        600,000            *             6,180              *
Mainstay VP Convertible Fund.............................      4,000,000            *            41,205              *

Merrill Lynch International LTD(3).......................     40,000,000            *           412,056              *
Merrill, Lynch, Pierce, Fenner and Smith, Inc. (3).......     70,841,000           1.5          729,761              *
Motion Picture Industry Health Plan -- Active Member Fund      1,510,000            *            15,555              *
Motion Picture Industry Health Plan -- Retiree Member
Fund.....................................................        755,000            *             7,777              *
New York Life Separate Account #7........................        750,000            *             7,726              *
Northern Income Equity Fund..............................      1,000,000            *            10,301              *
OCM Convertible Trust....................................      6,390,000            *            65,825              *
Onyx Fund Holdings, LDC..................................     25,800,000            *           265,776              *
OZ Master Fund, Ltd......................................     38,000,000            *           391,453              *
Partner Reinsurance Company Ltd..........................      2,595,000            *            26,732              *
Peoples Benefit Life Insurance Company...................      5,000,000            *            51,507              *

Peoples Benefit Life Insurance Company (Teamsters
 Separate Account).......................................              2,725,000           *            28,071           *
RBC Capital Services Inc., c/o Forest Investment
 Management L.L.C........................................                500,000           *             5,150           *
Retail Clerks Pension Trust #2...........................              2,000,000           *            20,602           *
Robertson Stephens.......................................             51,750,000          1.1          533,097           *
Salomon Smith Barney Inc.................................                907,000           *             9,343           *
SAM Investments LDC......................................             20,000,000           *           206,028           *
SG Cowen Securities......................................             20,000,000           *           206,028           *
St. Albans Partners Ltd..................................              5,000,000           *            51,507           *
State Employees' Retirement Fund of the State of Delaware              6,525,000           *            67,216           *
State of Connecticut Combined Investment Funds...........             14,290,000           *           147,207           *
Sylvan IMA LTD, c/o Forest Investment Management L.L.C...             10,000,000           *           103,014           *
Toronto Dominion (New York), Inc.........................             78,000,000          1.7          803,509           *
Triborough Partners QP, LLC..............................              3,350,000           *            34,509           *
Vanguard Convertible Securities Fund, Inc................             15,560,000           *           160,289           *
Worldwide Transactions Limited...........................              2,410,000           *            24,826           *
Zurich HFR Master HedgeFund, c/o Forest Investment
Management L.L.C........................................                 200,000           *             2,060           *

Additionally, the following represents updated information regarding the selling securityholders listed in the Selling Securityholder table in the prospectus:

                                                            Aggregate
                                                        Principal Amount                                Number of
                                                         at Maturity of          Percentage of        Common Shares   Percentage of
                                                         LYONs That May              LYONs             That May be    Common Shares
Name                                                        be Sold               Outstanding            Sold(1)      Outstanding(2)
----                                                         -------              -----------            -------       ------------
Goldman Sachs and Company.....................             25,300,000                   *                 260,625            *

UBS O'Connor LLC f/b/o UBS Global Equity
Arbitrage Master Limited.....................              71,000,000                  1.5%               731,399            *

All other holders of LYONs or future
transferees, pledgees, donees, assignees or
successors of any such holders (4)(5)........           2,135,146,000                 45.8%            21,994,993           1.3%

________________
*    Less than one percent (1%).
(1)  Assumes conversion of all of the holder's LYONs at a conversion rate of
     10.3014 common shares per $1,000 principal amount at maturity of the LYONs. This conversion rate is subject to adjustment, however, as described under "Description of the LYONs--Conversion Rights--Conversion Rate and Delivery of Common Shares." As a result, the number of common shares issuable upon conversion of the LYONs may increase or decrease in the future. Does not include common shares that may be issued by us upon purchase of LYONs by us at the option of the holder.
(2) Calculated based on Rule 13d-3(d)(i) of the Exchange Act, using 1,748,649,762 common shares outstanding as of December 6, 2000. In calculating this amount for each holder, we treated as outstanding the number of common shares issuable upon conversion of all of that holder's LYONs, but we did not assume conversion of any other holder's LYONs. Does not include common shares that may be issued by us upon purchase of LYONs by us at the option of the holder.
(3) Merrill Lynch, Pierce, Fenner & Smith Incorporated and Tyco International Ltd. and its affiliates have, within the past three years, engaged in, and may in the future engage in, investment banking and other commercial dealings, and Merrill Lynch acted as the initial purchaser in the private placement in which the LYONs were originally issued. Merrill Lynch has received customary fees and commissions for these transactions.
(4) Information about other selling securityholders will be set forth in prospectus supplements, if required.
(5) Assumes that any other holders of LYONs, or any future pledgees, donees, assignees, transferees or successors of or from any such other holders of LYONs, do not beneficially own any common shares other than the common shares issuable upon conversion of the LYONs at the initial conversion rate.

     Investing in the LYONs involves risks that are described in the "Risk Factors Relating to the LYONs" section beginning on page 12 of the prospectus.

     Neither the Securities and Exchange Commission, any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

           The date of this prospectus supplement is January 5, 2001.

/TM/Trademark of Merrill Lynch & Co., Inc.